EXHIBIT 99.1

Havertys Announces Increase In Quarterly Dividend and  First Quarter 2024 Results

Atlanta, Georgia, May 1, 2024 – HAVERTYS (NYSE: HVT and HVT.A), today announced an increase to its quarterly dividend (the 12th consecutive annual increase) and reported operating results for the first quarter ended March 31, 2024.

Dividend
The board of directors declared a 6.7% increase in the quarterly dividend, from $0.30 per share to $0.32 per share on the company's common stock. The quarterly dividend for the company's Class A common stock is also being increased from $0.28 to $0.30 per share.
The dividend is payable on June 14, 2024, to stockholders of record at the close of business on May 24, 2024. Havertys has paid a cash dividend in each year since 1935.

First quarter 2024 versus first quarter 2023:

•	Diluted earnings per common share (“EPS”) of $0.14 versus $0.74.
•	Consolidated sales decreased 18.1% to $184.0 million. Comparable-store sales decreased 18.5%.
•	Gross profit margin increased to 60.3% from 59.1%.

Clarence H. Smith, Chairman and CEO said, “Our sales reflect the challenges from the ongoing weak housing market. The decline in demand requires exceptional customer engagement and operational flexibility. We began highlighting our regret-free guarantee early in 2024 and continued promoting our free-in home design service which grew 10.4% in the first quarter compared to last year and was 32.3% of our total written business. Our teams generated another quarter of excellent gross margins of 60.3% and the prudent reductions in operating costs generated positive results for the quarter.

We are investing capital to expand our business and are on track to open five new stores this year and five in 2025. Our new store located in Southaven, MS in the Memphis, TN market opened at the end of March. The three stores we previously announced are in-fill opportunities in growing areas of Florida and should open in the second and third quarter this year. We plan to enter the Houston, TX market later this year with one store slated to open in the fourth quarter and additional locations in early 2025. This is a sizeable new market within our distribution footprint that we believe aligns well with the Havertys brand.

We are making important investments in our stores and online presence to be well-positioned to gain additional market share at the reversal of this near-term demand cycle. The board's decision to increase the quarterly dividend reflects our strong financial position and long-term outlook as we invest in our business and return capital to our stockholders."

NEWS RELEASE – May 1, 2024

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended March 31,
	2024	2023
Sales	$184.0	$224.8
Gross Profit	111.0	132.8
Gross profit as a % of sales	60.3%	59.1%

SGA
Variable	37.0	44.9
Fixed	72.4	73.5
Total	109.4	118.4
SGA as a % of sales
Variable	20.1%	20.0%
Fixed	39.3%	32.7%
Total	59.4%	52.7%

Pre-tax income	3.2	15.4
Pre-tax income as a % of sales	1.7%	6.9%
Net income	2.4	12.4
Net income as a % of sales	1.3%	5.5%

Diluted earnings per share (“EPS”)	$0.14	$0.74

Other Financial and Operations Data

	Three Months Ended March 31,
	2024	2023
EBITDA (in millions)(1)	$6.6	$18.8
Sales per square foot	$169	$208
Average ticket	$3,208	$3,192

Liquidity Measures

	Three Months Ended March 31,			Three Months Ended March 31,
Free Cash Flow	2024	2023	Cash Returns to Shareholders	2024	2023
Operating cash flow	$3.1	$11.1	Share repurchases	$—	$—
			Dividends	4.8	4.5
Capital expenditures	(6.4)	(6.7)	Cash returns to shareholders	$4.8	$4.5
Free cash flow	$(3.3)	$4.4

Cash at period end	$117.9	$127.0

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – May 1, 2024

First Quarter ended March 31, 2024 Compared to Same Period of 2023
•	Total sales down 18.1%, comp-store sales down 18.5% for the quarter. Total written sales were down 12.6% and written comp-store sales declined 13.0% for the quarter.
•	Gross profit margins increased to 60.3% in 2024 from 59.1% in 2023.
•	SG&A expenses were 59.4% of sales versus 52.7% and decreased $9.0 million. The primary drivers of this change are:
◦	decrease of $4.8 million in selling expenses, primarily variable costs tied to commissioned-based compensation expense and third-party creditor costs.
◦	decrease in warehouse and delivery costs of $3.2 million primarily from reduced headcount via attrition and lower expenditures for supplies and fuel.
◦	decrease of $0.6 million in advertising expenses driven by reduced spending on television and interactive marketing partly offset by increased technology costs.

Balance Sheet and Cash Flow for the Three Months ended March 31, 2024
•	Cash, cash equivalents, and restricted cash equivalents at March 31, 2024 are $117.9 million.
•
Generated $3.1 million in cash from operating activities primarily from earnings and changes in working capital including a $5.1 million increase in customer deposits, a $1.9 million reduction in inventories, and a $12.8 million decrease in vendor repayments and accrued liabilities.

•	Invested $6.4 million in capital expenditures.
•	Paid $4.8 million in quarterly cash dividends.
•	No debt outstanding at March 31, 2024 and credit availability of $80.0 million.

Expectations and Other
•
We are increasing our expectations for gross profit margins for 2024 to be between 60.0% to 60.5%. The adjustment is based on our merchandising mix and anticipated changes in product and freight costs. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.

•
Fixed and discretionary expenses within SG&A for the full year of 2024 are expected to be in the $290.0 to $292.0 million range, a reduction in our previous guidance related to advertising and other costs. Variable SG&A expenses for the full year of 2024 are anticipated to be in the 19.9% to 20.2% range.

•	Our effective tax rate for 2024 is expected to be 26.5% excluding the impact from discrete items and any new tax legislation.
•	Planned capital expenditures for the full year of 2024 are approximately $32.0 million. We expect retail square footage will increase approximately 3.4% in 2024 over 2023.

NEWS RELEASE – May 1, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2024	2023

Net sales	$183,997	$224,754
Cost of goods sold	72,978	91,969
Gross profit	111,019	132,785

Expenses:
Selling, general and administrative	109,356	118,361
Other expense (income), net	23	(4)
Total expenses	109,379	118,357

Income before interest and income taxes	1,640	14,428
Interest income, net	1,555	1,010

Income before income taxes	3,195	15,438
Income tax expense	802	3,066
Net income	$2,393	$12,372

Basic earnings per share:
Common Stock	$0.15	$0.77
Class A Common Stock	$0.13	$0.72

Diluted earnings per share:
Common Stock	$0.14	$0.74
Class A Common Stock	$0.13	$0.71

Cash dividends per share:
Common Stock	$0.30	$0.28
Class A Common Stock	$0.28	$0.26

NEWS RELEASE – May 1, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 31, 2024	December 31, 2023	March 31, 2023

Assets
Current assets
Cash and cash equivalents	$111,818	$120,635	$120,170
Restricted cash and cash equivalents	6,045	7,142	6,876
Inventories	92,078	93,956	114,254
Prepaid expenses	17,361	17,067	11,430
Other current assets	13,697	12,793	19,590
Total current assets	240,999	251,593	272,320
Property and equipment, net	173,128	171,588	139,212
Right-of-use lease assets	196,976	202,306	207,673
Deferred income taxes	15,594	15,641	16,332
Other assets	13,832	13,005	12,878
Total assets	$640,529	$654,133	$648,415
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,980	$18,781	$15,632
Customer deposits	40,912	35,837	46,382
Accrued liabilities	35,681	46,289	40,372
Current lease liabilities	37,572	37,357	36,180
Total current liabilities	131,145	138,264	138,566
Noncurrent lease liabilities	174,680	180,397	185,866
Other liabilities	28,014	27,106	27,571
Total liabilities	333,839	345,767	352,003

Stockholders’ equity	306,690	308,366	296,412
Total liabilities and stockholders’ equity	$640,529	$654,133	$648,415

NEWS RELEASE – May 1, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$2,393	$12,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,946	4,362
Share-based compensation expense	2,643	1,957
Other	58	(840)
Changes in operating assets and liabilities:
Inventories	1,878	4,079
Customer deposits	5,075	(1,587)
Other assets and liabilities	(1,104)	5,721
Accounts payable and accrued liabilities	(12,754)	(14,990)
Net cash provided by operating activities	3,135	11,074

Cash Flows from Investing Activities:
Capital expenditures	(6,399)	(6,655)
Proceeds from sale of land, property and equipment	48	13
Net cash used in investing activities	(6,351)	(6,642)

Cash Flows from Financing Activities:
Dividends paid	(4,845)	(4,528)
Taxes on vested restricted shares	(1,853)	(2,788)
Net cash used in financing activities	(6,698)	(7,316)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(9,914)	(2,884)
Cash, cash equivalents and restricted cash equivalents at beginning of period	127,777	129,930
Cash, cash equivalents and restricted cash equivalents at end of period	$117,863	$127,046

NEWS RELEASE – May 1, 2024

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Three Months Ended March 31,
(in thousands)	2024	2023
Income before income taxes, as reported	$3,195	$15,438
Interest income, net	(1,555)	(1,010)
Depreciation	4,946	4,362
EBITDA	$6,586	$18,790

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on May 2, 2024 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – May 1, 2024

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2024, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: disruptions in our suppliers' operations; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2023 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys